Exhibit 4.9

CV THERAPEUTICS, INC.

Restricted Stock Unit Agreement

Grant Notice

CV Therapeutics, Inc. (the “Company”) hereby grants you,                      (the “Employee”), an award of Restricted Stock Units (“RSUs”) under the Company’s Amended and Restated 2000 Equity Incentive Plan, as amended (the “Plan”), the terms of which are hereby incorporated by reference. The date of this Restricted Stock Unit Agreement, which includes Appendix A attached hereto and incorporated herein (the “Agreement”), is                          , 2004 (the “Effective Date”). Subject to the remaining terms of this Agreement and of the Plan, the principal features of this award are as follows:

Number of RSUs:

Vesting of RSUs: The RSUs will vest according to the following schedule:

So long as you remain in Continuous Service through each such date, 1/48th of the RSUs shall become vested on the last day of each calendar month following the Effective Date (rounding up to the nearest whole RSU), such that 100% of the RSUs are vested on the last day of the 48th month following the Effective Date (the “Time Vesting Schedule”).

Notwithstanding the foregoing, if in any calendar quarter after the Effective Date the cumulative product revenue as reported in the Company’s SEC filed reports for the four preceding calendar quarters (“Measurement Period”) is greater than or equal to $50,000,000 (the “Performance Goal”), the RSUs shall immediately become 100% vested; provided you remain in Continuous Service through the last day of the Measurement Period in which the Performance Goal was achieved.

Unless otherwise defined herein or in Appendix A, capitalized terms herein or in Appendix A shall have the defined meanings ascribed to them in the Plan.

Your signature below indicates your agreement and understanding that this award is subject to all of the terms and conditions contained in this Agreement (including Appendix A) and the Plan. For example, important additional information on vesting and forfeiture of the RSUs is contained in Paragraphs 4 through 6 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT.

CV THERAPEUTICS, INC.	EMPLOYEE

[NAME]	[NAME]
Address:

[TITLE]
Date: , 2004	Date: , 2004

APPENDIX A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

1. Grant. The Company hereby grants to the Employee under the Plan an award of that number of RSUs set forth on the first page of this Agreement, subject to all of the terms and conditions in this Agreement and the Plan.

2. Plan Governs. The RSUs are issued pursuant to, and the terms of this Agreement are subject to, all terms and provisions of the Plan, including without limitation Article XI of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

3. Company’s Obligation to Pay. Each RSU has a value equal to the Fair Market Value of a share of Common Stock on the date the shares subject thereto are distributed. Unless and until the RSUs will have vested in the manner set forth in paragraphs 4 and 5, the Employee will have no right to payment of any such RSUs. Prior to actual payment of any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

4. Vesting Schedule. Subject to paragraph 5, the RSUs awarded by this Agreement will vest in the Employee according to the vesting schedule set forth on the first page of this Agreement, subject to the Employee’s remaining in Continuous Service through such vesting period(s) or date(s).

5. Forfeiture upon Termination as Service Provider. Notwithstanding any contrary provision of this Agreement, if the Employee terminates Continuous Service for any or no reason, the then-unvested RSUs awarded by this Agreement will thereupon be forfeited at no cost to the Company and the Employee shall have no further rights thereunder; provided, that in the event of the Employee’s termination of Continuous Service after the last day of the Measurement Period in which the Performance Goal is achieved but prior to the revenues giving rise to the achievement of the Performance Goal having been reported in the Company’s SEC filed reports, the Employee shall become fully vested in one hundred percent (100%) of the RSUs as a result of the achievement of the Performance Goals without regard to the Employee’s termination of Continuous Service. To the extent not already paid, RSUs that vest in accordance with the Time Vesting Schedule shall be paid following the Employee’s termination of Continuous Service in accordance with Section 6 below.

6. Payment after Vesting.

(a) Shares of Common Stock subject to any RSUs that vest in accordance with the Time Vesting Schedule (i.e., that become vested without regard to whether the Performance Goal is attained) will be paid to the Employee (or in the event of the Employee’s death, to his or her estate) in whole shares of Common Stock on each of the twenty-four (24), thirty-six (36) and forty-eight (48) month anniversaries of the Effective Date (each a “Distribution Date”), with respect to shares of Common Stock subject to those RSUs that have vested prior to each such date and which have not previously been paid (without regard to whether the Employee is employed on such Distribution Date).

(b) Upon attainment of the Performance Goal, the shares of Common Stock subject to the RSUs that are unvested immediately prior to such attainment will vest and immediately be paid to the Employee; provided the Employee remains in Continuous Service through the last day of the Measurement Period in which the Performance Goal was achieved.

(c) To the extent determined appropriate by the Company, any federal, state and local withholding taxes with respect to such RSUs will be paid by reducing the number of shares of Common Stock actually paid to the Employee.

7. Rights as Stockholder. Neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a stockholder of the Company in respect of any shares of Common Stock deliverable hereunder unless and until certificates representing such shares of Common Stock will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee.

8. No Effect on Employment. This Agreement is not an employment contract, and nothing herein shall be deemed to create in any way whatsoever any obligation on the Employee’s part to continue in the employ of the Company, or of the Company to continue the Employee’s employment with the Company. The Employee’s employment with the Company is on an at-will basis only. The Company will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Employee at any time for any reason whatsoever, with or without good cause.

9. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at its principal place of business (attention: General Counsel), or at such other address as the Company may hereafter designate in writing. Any notices provided for in this Agreement or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to the Employee, five (5) days after deposit in the United States mail, postage prepaid, addressed to the Employee at the address specified on the first page of this Agreement or at such other address as the Employee may hereafter designate by written notice to the Company.

10. Transferability. Except as approved by the Company’s Chief Executive Officer (or the Compensation Committee of the Board, if as of the date of such approval the Employee is an Officer) and to the limited extent provided in paragraph 6, this grant and the rights and privileges conferred hereby, including without limitation the shares of Common Stock issuable following the vesting of the RSUs, will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process until, with respect to whole shares of Common Stock issuable following the vesting of the RSUs, such shares are issued pursuant to Section 6 above. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

11. Binding Agreement. Subject to the limitations on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

12. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the shares of Common Stock upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition to the issuance of shares of Common Stock to the Employee (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

13. Committee Authority. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan and this Agreement as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon Employee, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

14. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

15. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

16. Amendment. The Committee may amend, terminate or revoke this Agreement in any respect to the extent determined necessary or desirable by the Committee in its discretion to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. Employee expressly understands and agrees that no additional consent of Employee shall be required in connection with such amendment, termination or revocation.

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